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                                                                 Exhibit 11.1

                              ALLTRISTA CORPORATION
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                    (Thousands of dollars except share data)




                                        Three month period ended    Nine month period ended
                                        September 29,  October 1,   September 29,  October 1,
                                            1996          1995          1996           1995
                                        -------------  ----------   -------------  ----------
Primary Earnings Per Share
  Income from continuing operations        $ 4,176      $ 3,099         $13,170     $10,551
  Discontinued operation                        -           256            -          1,227
                                         -----------    ---------     ----------    ---------
       Net income                          $ 4,176      $ 3,355         $13,170     $11,778
                                         ===========    =========     ==========    =========

Weighted average number of common
  shares outstanding (000s)                  7,776        7,830           7,840       7,790
Additional shares assuming conversion
  of stock options                             152          173             171         204
                                         -----------    ---------     ----------    ---------
Weighted average number of common and
  equivalent shares                          7,928        8,003           8,011       7,994
                                         ===========    =========     ==========    =========

Primary earnings per common share:
  Continuing operations                    $   .53      $   .39        $   1.64     $  1.32
  Discontinued operation                        -           .03              -          .15
                                         -----------    ---------     ----------    ---------
     Net income                            $   .53      $   .42        $   1.64     $  1.47
                                         ===========    =========     ==========    =========

Fully Diluted Earnings Per Share
  Income from continuing operations        $ 4,176      $ 3,099        $ 13,170     $ 10,551
  Discontinued operation                        -           256             -          1,227
                                         -----------    ---------     ----------    ---------
      Net income                           $ 4,176      $ 3,355        $ 13,170     $ 11,778
                                         ===========    =========     ==========    =========

Weighted average number of common
  shares outstanding (000s)                  7,776        7,830           7,840        7,790
Additional shares assuming conversion
  of stock options                             157          182             195          222
                                         -----------    ---------     ----------    ---------
Weighted average number of common and
  equivalent shares                          7,933        8,012           8,035        8,012
                                         ===========    =========     ==========    =========


Fully diluted earnings per common share:
  Continuing operations                    $   .53       $  .39        $   1.64      $  1.32
  Discontinued operation                        -           .03              -           .15
                                         -----------    ---------     ----------    ---------
       Net income                         $    .53       $  .42         $  1.64      $  1.47
                                         ===========    =========     ==========    =========
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